Exhibit 10.30

July 1, 2002

Mr. Martin Roberts
[address]

Dear Marty:

This letter confirms our conversations regarding your compensation and severance benefits and sets out the specified details of your employment.  Other terms required to be observed by law also apply.

Your position will remain Vice President, General Counsel and Corporate Secretary.  In this position you will be reporting directly to me.  The key functional areas that you will be responsible for include providing legal services to the Company using both in-house and outside counsel.

Effective July 1, 2002 (the “Commencement Date”), your compensation will be US$200,000 per annum.  In addition, your incentive compensation at 100% of “plan” will be $25,000 per annum.  Earned incentive compensation will be paid on a semi-annual basis, based on your achievement of approved semi-annual performance targets that are mutually developed by the two of us.

You will continue to be eligible to participate in the Company’s benefits package.  The effective date of your coverage will be your original date of hire.  In addition, you will continue to be eligible to participate in the Company’s 401(k) Plan.  In the current Plan, the Company will match your contribution dollar for dollar up to 5%.  You will also continue to be eligible to participate in the Company’s Employee Stock Purchase Plan, which allows employees to purchase Company stock at a discount.  You should note that the Company may modify salaries and benefits from time to time, as it deems necessary.

As an employee of the Company, you are entitled to vacation, holiday, sick and funeral leave.  Current policy consists of fifteen (15) days per annum vacation leave, twelve (12) holidays, two (2) floating holidays, eight (8) days per annum sick leave (additional leave at the Board’s discretion) and two (2) days funeral leave.

Stock Options

At the first LookSmart Board of Directors’ meeting following the Commencement Date, we will recommend that you be granted an additional 125,000 stock options (the “Option Shares”).  The exercise price for your Option Shares will be the closing price of LookSmart, Ltd. stock as quoted on the NASDAQ exchange on the day prior to the Board of Directors’ approval of your grant.  The Option Shares will vest over a period of four (4) years, 1/48th per month, commencing on the Commencement Date, and will be subject to terms and conditions of the Company’s Stock Option Plan and the applicable Stock Option Agreement, such agreement to be consistent with the terms outlined in this letter.

At-Will Employment

You should be aware that your employment with the Company is for no specified period and constitutes “at-will” employment.  As a result, you are free to resign at any time for any reason or no reason; similarly the Company is free to terminate its employment relationship with you at any time, with or without cause, and with or without notice.

Severance

If you are terminated without “cause” or voluntarily resign for “good reason” (each as defined below), the Company will provide you with a severance package consisting of: (a) 50% of your then current annual base salary and incentive compensation at 100% of “plan”, payable in one lump sum within five (5) business days of the termination, and (b) up to six (6) months of continued benefits coverage from the date of the termination.

Solely for the purpose of the severance provisions herein, and the provisions regarding accelerated vesting below, “cause” shall mean that you:

•

are convicted of, or plead nolo contendere to, any felony or other offense involving moral turpitude or any crime related to your employment, or commit any act of personal dishonesty resulting in personal enrichment in respect of your relationship with the Company or any subsidiary or affiliate or otherwise detrimental to the Company in any material respect;

•	fail to perform your duties to the Company in good faith and to the best of your ability;

•

willfully disregard, or fail to follow instructions from the Company’s senior management to do any legal act related to the Company’s business after notice to you and 10 days’ opportunity to cure such conduct;

•	exhibit habitual drunkenness or engage in substance abuse which in any way materially affects your ability to perform your duties and obligations to the Company;

•	commit any material violation of any state or federal law relating to the workplace environment.

Solely for the purposes of the severance provisions herein, and the provisions regarding accelerated vesting below, “good reason” shall mean that you voluntarily cease employment with the Company due to (i) a significant change or reduction in your job duties or a reduction in your cash compensation of more than 10%, or (ii) a change in your job location of more than 50 miles from its previous location in connection with a Change in Control (as defined below).

Accelerated Vesting

As used in this agreement, “Change of Control” shall mean the sale of all or substantially all of the assets of the Company, or the acquisition of the Company by another entity by means of consolidation or merger pursuant to which the then current stockholders of the Company shall hold less than fifty percent (50%) of the voting power of the surviving corporation; provided, however, that a reincorporation of the Company in another jurisdiction shall not constitute a “Change of Control.”

If during the term of your employment, there is a “Change of Control” event and (1) you are terminated without “cause” by the surviving corporation, or (2) you voluntarily resign for “good reason”, then one-half (1/2) of the Option Shares shall vest and become immediately exercisable, except that if there are fewer than one-half (1/2) of the Option Shares unvested, then all remaining unvested Option Shares shall vest and become immediately exercisable.

In addition, if there is a “Change of Control” event and (1) your employment is terminated “without cause” by the surviving corporation, or (2) you voluntarily resign for “good reason” (as defined above), then the time during which you may exercise your Option Shares will be extended to one (1) year following the date of such termination or resignation.

Confidential Information

Given the high value of information in this market, it is essential that during your employment and at any time thereafter, you do not disclose any confidential information relating to the Company’s operations except as may be necessary for the proper performance of your duties.  By signing this letter, you confirm that the Employment, Confidential Information and Arbitration Agreement between you and the Company remains in full force and effect.

Other

The Company, at its own expense, agrees to defend you and hold you harmless against any action brought against you or the Company relating to your employment with the Company, pursuant to the terms of that certain Indemnification Agreement between you and the Company, which agreement remains in full force and effect.

You are required to observe at all times all LookSmart policies and procedures (including, but not limited to, those provided to you before your starting date).  In accordance with LookSmart’s philosophy, these policies and procedures are formulated for the efficient and fair administration of employment matters and may be varied from time to time.

Except as otherwise expressly stated herein, this agreement supercedes any prior agreement

(whether written or oral) between you and the Company related to your employment.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes, including but not limited to, claims of harassment, discrimination and wrongful termination, shall be settled by arbitration in accordance with the terms of the separate Employment, Confidential Information and Arbitration Agreement between you and the Company.

In order to make this a valid agreement, we ask that you complete the following acknowledgement, initial each page of this letter and return it to me.  If you require clarification of any matter, please feel free to contact me.

Sincerely,

/s/ JASON KELLERMAN

Jason Kellerman Chief Operating Officer

Accepted and agreed to by:	/s/ MARTIN ROBERTS	Date: ___________

Martin Roberts

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